Exhibit 99.1

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	November 5, 2009
No. 1229

Coherent, Inc. Reports Fourth Fiscal Quarter Results

Orders Surge 50% Sequentially

SANTA CLARA, CA, November 5, 2009 — Coherent, Inc. (NASDAQ, COHR) today announced financial results for its fourth fiscal quarter ended October 3, 2009, posting net sales of $107.6 million and a net loss, on a U.S. generally accepted accounting principles (GAAP) basis, of $4.5 million ($0.18 per share).  These results compare to net sales of $142.0 million and net income of $4.1 million, or $0.17 per diluted share, for the fourth quarter of fiscal 2008.

Non-GAAP net loss for the fourth quarter of fiscal 2009 was $0.9 million or $0.04 per share after excluding after tax stock-related compensation expense of $1.3 million ($0.05 per share), restructuring expense of $1.1 million, net of tax ($0.04 per share), increased valuation allowances against deferred tax assets of $1.1 million ($0.05 per share) and an after tax charge of $0.1 million related to litigation resulting from our internal stock option investigation ($0.00 per share).  Net income for the fourth quarter of fiscal 2008 included an after tax charge of $0.2 million related to litigation resulting from our internal stock option investigation ($0.01 per diluted share), after tax stock-related compensation expense of $1.3 million ($0.05 per diluted share) and restructuring expense of $2.6 million, net of tax ($0.11 per diluted share). Excluding these charges, non-GAAP net income for the fourth quarter of fiscal 2008 was $8.2 million, or $0.34 per diluted share.

In comparison, net sales for the third quarter of fiscal 2009 were $98.5 million and net loss, on a GAAP basis, was $7.0 million ($0.29 per share). Non-GAAP net loss for the third quarter of fiscal 2009 was $2.2 million or $0.09 per share after excluding after tax stock-related compensation expense of $1.4 million ($0.06 per share), restructuring expense of $3.4 million, net of tax ($0.14 per share) and an after tax charge of $0.1 million related to litigation resulting from our internal stock option investigation ($0.00 per share).

Orders received during the three months ended October 3, 2009 of $133.4 million decreased 5.7% from the same prior year period and increased by 50.5% compared to orders received in the immediately preceding quarter.  The book-to-bill ratio was 1.2, resulting in backlog of $164.3 million at October 3, 2009 compared to a backlog of $137.6 million at July 4, 2009 and a backlog of $183.5 million at September 27, 2008.

For the fiscal year ended October 3, 2009, Coherent posted net sales of $435.9 million and a net loss on a GAAP basis of $35.3 million ($1.45 per share), as compared to the prior year period sales of $599.3 million and a net income of $23.4 million ($0.83 per diluted share).  Orders received for the fiscal year ended October 3, 2009 were $419.2 million, compared to $594.0 million in orders received during the same period a year ago.

“The fourth quarter lived up to our expectations as a turning point for bookings with double-digit, sequential growth in all four end markets. Microelectronics was particularly robust as service orders responded to higher fab utilization rates, capacity expanded for OLEDs and mobile touch screen displays and additional design wins were secured.  The scientific research market was also very active with record total bookings and record unit volumes for our Chameleon™ and amplifier product lines due to the strength of the products as well as benefits from U.S. stimulus funds. Finally, a number of our instrumentation and medical OEM customers reverted to annual buying patterns, which signals confidence in their end markets.  Combined with additional first quarter opportunities and our recent acquisition, we believe that we have the foundation to achieve $475 to $500 million in fiscal 2010 sales,” said John Ambroseo, Coherent’s President and Chief Executive Officer.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Year Ended
	October 3,	July 4,	Sept. 27,	October 3,	Sept. 27,
	2009	2009	2008	2009	2008

Net sales	$107,593	$98,479	$142,000	$435,882	$599,262
Cost of sales (A) (B) (E)	70,093	64,865	86,971	274,772	347,356
Gross profit	37,500	33,614	55,029	161,110	251,906
Operating expenses:
Research & development (A) (B) (E)	15,500	15,529	17,464	61,417	74,287
Selling, general & administrative (A) (B) (C) (E)	27,285	29,223	30,694	108,098	146,376
Impairment of goodwill(D)	—	—	—	19,286	—
Intangibles amortization	1,722	1,907	2,051	7,466	8,651
Total operating expenses	44,507	46,659	50,209	196,267	229,314
Income (loss) from operations	(7,007)	(13,045)	4,820	(35,157)	22,592
Other income (expense), net(E)	1,803	3,329	1,772	(698)	14,695
Income (loss) before income taxes	(5,204)	(9,716)	6,592	(35,855)	37,287
Provision (benefit) for income taxes(F)	(709)	(2,701)	2,445	(536)	13,884
Net income (loss)	$(4,495)	$(7,015)	4,147	$(35,319)	$23,403

Net income (loss) per share:
Basic	$(0.18)	$(0.29)	$0.18	$(1.45)	$0.85
Diluted	$(0.18)	$(0.29)	$0.17	$(1.45)	$0.83

Shares used in computation:
Basic	24,390	24,331	23,696	24,281	27,505
Diluted	24,390	24,331	24,372	24,281	28,054

(A)     Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands):

Stock-related compensation expense

	Three Months Ended			Year Ended
	October 3,	July 4,	Sept. 27,	October 3,	Sept. 27,
	2009	2009	2008	2009	2008
Cost of sales	$93	$200	$264	$753	$1,893
Research & development	250	249	282	933	1,970
Selling, general & administrative	940	1,039	1,406	5,199	9,062
Impact on income (loss) from operations	$1,283	$1,488	$1,952	$6,885	$12,925

For the quarters ended October 3, 2009, July 4, 2009 and September 27, 2008, the impact on net income (loss), net of tax was $1,308 ($0.05 per share), $1,368 ($0.06 per share) and $1,308 ($0.05 per diluted share), respectively. For the fiscal year ended October 3, 2009 and September 27, 2008, the impact on net income (loss), net of tax was $5,801 ($0.24 per share) and $9,006 ($0.32 per diluted share), respectively.

(B)     Restructuring costs included in operating results are summarized below:

Restructuring costs

	Three Months Ended			Year Ended
	October 3,	July 4,	Sept. 27,	October 3,	Sept. 27,
	2009	2009	2008	2009	2008
Cost of sales	$743	$2,621	$2,662	$9,539	$3,990
Research & development	519	799	406	2,608	679
Selling, general & administrative	412	1,469	534	3,522	1,135
Impact on income (loss) from operations	$1,674	$4,889	$3,602	$15,669	$5,804

For the quarters ended October 3, 2009, July 4, 2009 and September 27, 2008, the impact on net income (loss), net of tax was $1,054 ($0.04 per share), $3,354 ($0.14 per share) and $2,566 ($0.11 per diluted share), respectively. For the fiscal years ended October 3, 2009 and September 27, 2008, the impact on net income (loss), net of tax was $11,483 ($0.47 per share) and $3,940 ($0.14 per diluted share), respectively.

(C)     The quarter ended October 3, 2009 includes $192 ($121 net of tax ($0.00 per share)) of costs related to litigation resulting from our internal stock option investigation. The quarter ended July 4, 2009 includes $108 ($74 net of tax ($0.00 per share)) of costs related to litigation resulting from our internal stock option investigation. The quarter ended September 27, 2008 includes $302 ($184 net of tax ($0.01 per diluted share)) of costs related to litigation resulting from our internal stock option investigation.  The fiscal year ended October 3, 2009 includes $1,140 ($820 net of tax ($0.03 per share)) of costs related to litigation resulting from our internal stock option investigation.  The fiscal year ended September 27, 2008 includes $9,089 ($5,496 net of tax ($0.20 per diluted share)) of costs related to our restatement of financial statements and litigation resulting from our internal stock option investigation.

(D)     The fiscal year ended October 3, 2009 include a $19,286 ($0.79 per share) non-cash charge for the impairment of all of the goodwill of our Commercial Lasers and Components segment.

(E)       Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net.  Deferred compensation expense (benefit) included in operating results is summarized below:

Deferred compensation expense (benefit)

	Three Months Ended			Year Ended
	October 3,	July 4,	Sept. 27,	October 3,	Sept. 27,
	2009	2009	2008	2009	2008
Cost of sales	$43	$87	$(56)	$(98)	$(19)
Research & development	182	309	(284)	(593)	(154)
Selling, general & administrative	1,476	2,431	(1,627)	(2,877)	(1,235)
Impact on income (loss) from operations	$1,701	$2,827	$(1,967)	$(3,568)	$(1,408)

For the quarters ended October 3, 2009, July 4, 2009 and September 27, 2008, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $1,435, income of $2,259 and expense of $1,669, respectively. For the fiscal years ended October 3, 2009 and September 27, 2008, the impact on other income (expense) net was expense of $4,326 and expense of $1,073, respectively.

(F)       The quarter ended October 3, 2009 includes a $1,111 ($0.05 per share) increase in valuation allowances against deferred tax assets.  The fiscal year ended October 3, 2009 includes a tax charge of $2,666 ($0.11 per share) resulting from a recently enacted change in state tax law and a $1,111 ($0.05 per share) increase in valuation allowances against deferred tax assets. The fiscal year ended September 27, 2008 include a tax charge of $1,394 ($0.05 per diluted share) in connection with a dividend from one of our European subsidiaries.

Summarized balance sheet information is as follows (unaudited, in thousands):

	October 3, 2009	Sept. 27, 2008
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$243,635	$218,094
Restricted cash	—	2,645
Accounts receivable, net	74,235	96,611
Inventories	97,767	120,519
Prepaid expenses and other assets	67,133	71,914
Total current assets	482,770	509,783
Property and equipment, net	98,792	100,996
Other assets	172,042	195,604
Total assets	$753,604	$806,383

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$9	$9
Accounts payable	21,639	26,333
Other current liabilities	64,694	86,985
Total current liabilities	86,342	113,327
Other long-term liabilities	91,691	94,621
Total stockholders’ equity	575,571	598,435
Total liabilities and stockholders’ equity	$753,604	$806,383

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended			Year Ended
	Oct. 3, 2009	July 4, 2009	Sept. 27, 2008	Oct. 3, 2009	Sept. 27, 2008
GAAP net income (loss)	$(4,495)	$(7,015)	$4,147	$(35,319)	$23,403
Stock option investigation and related restatement of financial statements, and litigation expenses	121	74	184	820	5,496
Stock-related compensation expense	1,308	1,368	1,308	5,801	9,006
Impairment of goodwill	—	—	—	19,286	—
Restructuring costs	1,054	3,354	2,566	11,483	3,940
One-time tax expense	1,111	—	—	3,777	1,394
Non-GAAP net income (loss)	$(901)	$(2,219)	$8,205	$5,848	$43,239

Non-GAAP net income per share (loss)	$(0.04)	$(0.09)	$0.34	$0.24	$1.54

The Company’s conference call scheduled for 1:30 p.m. PT today will include discussions relative to the fourth quarter results and some comments regarding forward looking guidance on future operating performance. Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.

Forward-Looking Statements

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to whether our customers have confidence in their own end markets and the potential range of sales by Coherent in fiscal 2010.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with quarterly and annual fluctuations in our net sales and operating results, our and our customers’ exposure to risks associated with worldwide economic slowdowns, the ability of our customers to forecast their own end markets, our ability to increase our sales volumes, our ability to accurately forecast future periods, the impact that our operations and potential acquisitions will have on revenue, customer acceptance and adoption of our new product offerings and continued purchases of our existing products and services, and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California 95056—0980 • Telephone (408) 764-4000